Exhibit 99.1

CONTACT:	THOMAS COUGHLIN,
PRESIDENT & CEO
RYAN BLAKE, COO
1 (800) 680-6872

BCB Bancorp, Inc.’s EPS Grows to $0.58 in Second Quarter 2022;

NIM Expands to 3.74 Percent and Net Loans Increase 13.7 Percent YTD;

Declares Quarterly Cash Dividend of $0.16 Per Share

BAYONNE, N.J., July 21, 2022 – BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported that net income increased 26.2 percent to $10.2 million for the second quarter of 2022, compared to $8.1 million for the second quarter of 2021, and increased 2.1 percent compared to $10.0 million in the immediate prior quarter. Earnings per diluted share for the second quarter of 2022 were $0.58, compared to $0.56 in the preceding quarter and $0.45 in the second quarter of 2021. For the first six months of the year, net income increased 32.6 percent to $20.1 million, compared to $15.2 million for the first six months of 2021. Year-to-date, earnings per diluted share were $1.13 compared to $0.85 for the first six months of 2021.

The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend will be payable on August 15, 2022 to common shareholders of record on August 1, 2022.

“Our second quarter earnings were exceptional, and a direct result of the efforts we have put in place to manage our cost of funds, control operating expenses, and grow the balance sheet,” stated Thomas Coughlin, President and Chief Executive Officer. “The highlights of the second quarter include substantial growth in the loan portfolio, increases to our core deposit base, and expansion of the net interest margin.”

“Our approach to managing our funding costs, combined with the increase in loan volume during the quarter, helped to increase our net interest margin by 27 basis points in the second quarter of 2022, compared to the second quarter a year ago. We are well-positioned for rising interest rates with a strong, low-cost core deposit base and other diverse sources of liquidity to support the Bank’s substantial loan pipeline,” said Coughlin.

Mr. Coughlin stated, “Due to the continued, solid performance of our asset quality metrics, we recorded no loan loss provision during the second quarter of 2022. Our non-accrual loans to total loans ratio decreased to 0.35 percent at June 30, 2022, from 0.38 percent at March 31, 2022, and 0.94 percent a year ago.”

Executive Summary

•	Net income was $10.2 million in the second quarter of 2022, compared to $10.0 million in the prior quarter, and $8.1 million in the second quarter a year ago.

•	Earnings per diluted share were $0.58 in the second quarter of 2022, compared to $0.56 in the prior quarter, and $0.45 in the second quarter of 2021.

•

Net interest margin was 3.74 percent for the second quarter of 2022, a 28 basis point increase compared to 3.46 percent for the first quarter of 2022, and a 27 basis point increase compared to 3.47 percent for the second quarter of 2021.

•

Total cost of interest-bearing liabilities remained flat at 0.50 percent for the second quarter of 2022, compared to 0.50 percent for the first quarter of 2022, and decreased 24 basis points from 0.74 percent for the second quarter of 2021.

•

The interest rate spread increased by 28 basis points to 3.60 percent for the second quarter of 2022, compared to 3.32 percent for the first quarter of 2022, and increased 30 basis points from 3.30 percent compared to the second quarter of 2021.

•	The efficiency ratio for the second quarter was 47.6 percent compared to 53.0 percent in the prior quarter, and 48.9 percent in the second quarter of 2021.

•	The annualized return on average assets ratio for the second quarter was 1.32 percent, compared to 1.33 percent in the prior quarter, and 1.12 percent in the second quarter of 2021.

•	The annualized return on average equity ratio for the second quarter was 15.0 percent, compared to 14.7 percent in the prior quarter, and 12.6 percent in the second quarter of 2021.

BCBP Reports Second Quarter 2022 Earnings

July 21, 2022

•

The Company had no provision for loan losses for the second quarter of 2022, compared to a credit to the loan loss provision of $2.6 million for the prior quarter, and $2.3 million for the second quarter of 2021.

•	Allowance for loan losses as a percentage of non-accrual loans was 370.7 percent at June 30, 2022, compared to 368.1 percent for the prior quarter, and 169.0 percent at June 30, 2021.

•	Total non-accrual loans remained steady at $9.2 million for both June 30, 2022 and March 31, 2022, and decreased from $22.2 million at June 30, 2021.

•	Total loans receivable, net of allowance for loan losses, increased 13.3 percent to $2.621 billion at June 30, 2022, from $2.313 billion at June 30, 2021.

•	Total deposits increased 8.6 percent to $2.655 billion at June 30, 2022, up from $2.446 billion at June 30, 2021, with noninterest bearing deposits increasing 21.0 percent over a year ago.

•	The Company’s Board of Directors declared a regular quarterly cash dividend of $0.16 per share, payable August 15, 2022 to common shareholders of record August 1, 2022.

Balance Sheet Review

Total assets increased by $105.2 million, or 3.5 percent, to $3.073 billion at June 30, 2022, from $2.968 billion at December 31, 2021. The increase in total assets was mainly related to increases in total loans partially offset by decreases in cash and cash equivalents.

Total cash and cash equivalents decreased by $205.4 million, or 49.9 percent, to $206.2 million at June 30, 2022, from $411.6 million at December 31, 2021. This decrease was primarily due to an increase in loans, partly offset by an increase in deposits.

Loans receivable, gross, increased by $313.9 million, or 13.4 percent, to $2.658 billion at June 30, 2022, from $2.344 billion at December 31, 2021. Total loan increases for the first six months of 2022 included increases of $310.5 million in commercial real estate and multi-family loans, $11.3 million in residential one-to-four family loans, $1.3 million in home equity loans, and $1.2 million in construction loans, partly offset by decreases of $9.3 million in commercial business loans, and $1.1 million in consumer loans. The allowance for loan losses decreased $3.0 million to $34.1 million, or 370.7 percent of non-accruing loans and 1.28 percent of gross loans, at June 30, 2022, as compared to an allowance for loan losses of $37.1 million, or 249.3 percent of non-accruing loans and 1.58 percent of gross loans, at December 31, 2021.

Total investment securities decreased by $4.7 million, or 4.2 percent, to $105.7 million at June 30, 2022, from $110.4 million at December 31, 2021, representing repayments, calls and maturities, and sales of $1.2 million, partly offset by purchases of $15.5 million.

Deposit liabilities increased by $93.6 million, or 3.7 percent, to $2.655 billion at June 30, 2022, from $2.561 billion at December 31, 2021. Total increases for the six months ended June 30, 2022, included $142.3 million in NOW deposit accounts, $23.2 million in money market checking accounts, $7.0 million in non-interest-bearing deposit accounts, and $17.5 million in savings and club accounts. The increase in deposits was partly offset by a decrease of $96.4 million in certificates of deposit, including listing service and brokered deposit accounts. The weighted average interest rate of certificates of deposit was 0.60 percent at June 30, 2022 and 0.72 percent at December 31, 2021.

Debt obligations increased by $15.4 million to $124.4 million at June 30, 2022, from $109.0 million at December 31, 2021, and consisted of both Federal Home Loan Bank (“FHLB”) borrowings and subordinated debt balances. The increase in debt obligations related to an overnight FHLB borrowing of $15.0 million. The weighted average interest rate of FHLB advances was 1.38 percent at June 30, 2022, and at December 31, 2021. The fixed interest rate of our subordinated debt balances was 5.625 percent at June 30, 2022, and at December 31, 2021.

Stockholders’ equity decreased by $2.4 million, or 0.9 percent, to $271.6 million at June 30, 2022, from $274.0 million at December 31, 2021. The decrease was primarily attributable to a decrease of $12.4 million in additional paid-in-capital for preferred stock and an increase in accumulated other comprehensive losses of $4.1 million. The decrease was partly offset by an increase in retained earnings of $14.2 million, or 17.5 percent, to $95.4 million at June 30, 2022, from $81.2 million at December 31, 2021, related to the net effect of net income less dividends paid for the six months ended June 30, 2022.

BCBP Reports Second Quarter 2022 Earnings

July 21, 2022

The decrease in additional paid-in-capital for preferred stock was primarily related to the redemption of $9.4 million of the Company’s then-outstanding Series D 4.5 percent preferred stock and $5.3 million of the Company’s then-outstanding Series G 6.0 percent preferred stock, partially offset by the issuance of $2.4 million of Series I 3.0 percent preferred stock. Accumulated other comprehensive income decreased by $4.1 million over the prior year, based upon unfavorable market conditions related to the Company’s available for sale debt securities.

Second Quarter 2022 Income Statement Review

Net interest income increased by $3.7 million, or 15.3 percent, to $27.7 million for the second quarter of 2022, from $24.1 million for the second quarter of 2021. The increase in net interest income resulted from a $2.5 million increase in interest income as well as a decrease of $1.2 million in interest expense.

Interest income increased by $2.5 million, or 8.8 percent, to $30.5 million for the second quarter of 2022, from $28.0 million for the second quarter of 2021. The average balance of interest-earning assets increased $196.7 million, or 7.1 percent, to $2.969 billion for the second quarter of 2022, from $2.772 billion for the second quarter of 2021, while the average yield increased six basis points to 4.10 percent for the second quarter of 2022, from 4.04 percent for the second quarter of 2021. The increase in the average balance of interest-earning assets mainly related to an increase in the Company’s level of average loans receivable for the second quarter of 2022, as compared to the second quarter of 2021.

The increase in interest income mainly related to an increase in the average balance on loans receivable of $173.5 million to $2.517 billion for the second quarter of 2022, from $2.344 billion for the second quarter of 2021. The increase in the average balance on loans receivable was result of the strength of the Company’s loan pipeline. Interest income on loans also included $152,000 of amortization of purchase credit fair value adjustments related to a prior acquisition for the second quarter of 2022, which added approximately two basis points to the average yield on interest earning assets.

Interest expense decreased by $1.2 million, or 31.0 percent, to $2.7 million for the second quarter of 2022, from $3.9 million for the second quarter of 2021. This decrease resulted primarily from a decrease in the average rate on interest-bearing liabilities of 24 basis points to 0.50 percent for the second quarter of 2022, from 0.74 percent for the second quarter of 2021, partly offset by an increase in the average balance of interest-bearing liabilities of $44.4 million, or 2.1 percent, to $2.174 billion for the second quarter of 2022, from $2.129 billion for the second quarter of 2021. The decrease in the average cost of funds primarily resulted from the low interest rate environment and the Company’s focus on managing funding costs.

Net interest margin was 3.74 percent for the second quarter of 2022, compared to 3.47 percent for the second quarter of 2021. The increase in the net interest margin was the result of an increase in the average volume on loans receivable as well as a decrease in funding costs.

Due to improved quantitative and qualitative factors related to the Company’s asset quality metrics, no provision for loan losses was recorded for the second quarter of 2022. This compared to a $2.3 million provision for loan losses during the second quarter of 2021. During the second quarter of 2022, the Company experienced $133,000 in net recoveries compared to $300,000 in net charge offs for the second quarter of 2021. The Bank had non-accrual loans totaling $9.2 million, or 0.35 percent of gross loans at June 30, 2022, as compared to $22.2 million, or 0.94 percent of gross loans at June 30, 2021. The allowance for loan losses was $34.1 million, or 1.28 percent of gross loans at June 30, 2022, and $37.5 million, or 1.59 percent of gross loans at June 30, 2021.

Noninterest income decreased by $3.1 million, or 111.1 percent, to an expense of $313,000 for the second quarter of 2022, from $2.8 million for second quarter of 2021. The decrease in total noninterest income was mainly related to an increase in the unrealized loss of equity securities, a decrease in gains on the sale of premises, and a lower gain on sale of loans, partly offset by an increase in fees and service charges and other non-interest income. The unrealized loss on equity securities increased $2.8 million to $2.3 million for the second quarter of 2022, from an unrealized gain of $499,000 for the second quarter 2021. The unrealized gains or losses on equity securities are based on market conditions. Gains on the sale of premises sold were $371,000 for the second quarter of 2021 with no comparable gain or loss for the second quarter of 2022. Gains on sales of loans decreased by $175,000, or 80.3 percent, to $43,000 for the second quarter of 2022, from $218,000 for the second quarter of 2021. Factors considered when deciding to sell loans include market conditions, demand, and the loan portfolio. These decreases were partly offset by an increase in fees and service charge income resulting from servicing income, ATM, and other customer account fees.

BCBP Reports Second Quarter 2022 Earnings

July 21, 2022

Noninterest expense decreased by $101,000, or 0.8 percent, to $13.0 million for the second quarter of 2022, from $13.1 million for the second quarter of 2021. The decrease was mainly related to a decrease in debt extinguishment expense and other non-interest expense. The Company recognized an expense of $194,000 for a loss on extinguishment of debt related to the prepayment of higher-cost FHLB borrowings in the second quarter of 2021. There was no comparable expense in the second quarter of 2022. The decrease in other non-interest expense mainly related to a decrease in loan-related legal expenses. Salaries and employee benefits expense increased by $203,000, or 3.1 percent, to $6.7 million for the second quarter of 2022, from $6.5 million for the second quarter of 2021. The increase mainly related to payments made to the estate of former Chief Financial Officer, Thomas Keating. The number of full-time equivalent employees for the second quarter of 2022 was 301, compared to 303 for the first quarter of 2022, and 288 for the same period in 2021.

The income tax provision increased by $827,000, or 24.5 percent, to $4.2 million for the second quarter of 2022, from $3.4 million for the second quarter of 2021. The increase in the income tax provision was a result of higher taxable income for the second quarter of 2022, as compared with that same period for 2021. The consolidated effective tax rate for the second quarter of 2022 was 29.3 percent compared to 29.6 percent for the second quarter of 2021.

Year-to-Date 2022 Income Statement Review

Net interest income increased by $5.2 million, or 10.9 percent, to $52.8 million for the first six months of 2022, from $47.6 million for the first six months of 2021. The increase in net interest income resulted from a decrease of $3.1 million in interest expense as well as an increase of $2.1 million in interest income.

Interest income increased by $2.1 million, or 3.8 percent, to $58.2 million for the first six months of 2022, from $56.1 million for the first six months of 2021. The average balance of interest-earning assets increased $195.7 million, or 7.1 percent, to $2.935 billion for the first six months of 2022, from $2.739 billion for the first six months of 2021, while the average yield decreased 13 basis points to 3.97 percent for the first six months of 2022, from 4.10 percent for the first six months of 2021. The increase in the average balance of interest-earning assets mainly related to an increase in the Company’s level of average interest-earning deposits and loans receivable for the first six months of 2022, as compared to the first six months of 2021.

The increase in interest income mainly related to an increase in the average balance on loans receivable of $96.0 million to $2.431 billion for the first six months of 2022, from $2.335 billion for the first six months of 2021. The increase in the average balance on loans receivable was result of the strength of the Company’s loan pipeline. Interest income on loans also included $308,000 of amortization of purchase credit fair value adjustments related to a prior acquisition for the first six months of 2022, which added approximately four basis points to the average yield on interest earning assets.

Interest expense decreased by $3.1 million, or 36.4 percent, to $5.4 million for the first six months of 2022, from $8.5 million for the first six months of 2021. This decrease resulted primarily from a decrease in the average rate on interest-bearing liabilities of 30 basis points to 0.50 percent for the first six months of 2022, from 0.80 percent for the first six months of 2021, partly offset by an increase in the average balance of interest-bearing liabilities of $17.0 million, or 0.8 percent, to $2.141 billion for the first six months of 2022, from $2.124 billion for the first six months of 2021. The decrease in the average cost of funds primarily resulted from the low interest rate environment and the Company’s focus on managing funding costs.

Net interest margin was 3.60 percent for the first six months of 2022, compared to 3.48 percent for the first six months of 2021. The increase in the net interest margin compared to the first six months of 2021 was the result of an increase in the average volume on loans receivable as well as a decrease in funding costs.

The Company recorded a credit to the provision for loan losses of $2.6 million for the first six months of 2022, compared to a $4.2 million provision for loan losses for the first six months of 2021. During the first six months of 2022, the Company recorded $431,000 in net charge offs compared to $327,000 in net charge offs for the first six months of 2021.

BCBP Reports Second Quarter 2022 Earnings

July 21, 2022

Noninterest income decreased by $5.7 million, or 119.1 percent, to an expense of $913,000 for the first six months of 2022, from $4.8 million for second quarter of 2021. The decrease in total noninterest income was mainly related to an increase in the unrealized loss of equity securities, a lower gain on sales of loans, and a decrease in gains on the sale of premises, partly offset by an increase in fees and service charges. The unrealized loss on equity securities increased $5.3 million to $5.0 million for the first six months of 2022, from an unrealized gain of $303,000 for the first six months of 2021. The unrealized gains or losses on equity securities are based on market conditions. Gains on sales of loans decreased by $384,000, or 78.0 percent, to $108,000 for the first six months of 2022, from $492,000 for the first six months of 2021. Factors considered when deciding to sell loans include market conditions, demand, and the loan portfolio. Gains on the sale of premises sold were $371,000 for the first six months of 2021 with no comparable gain or loss for the first six months of 2022. These decreases were partly offset by an increase in fees and service charge income resulting from servicing income, ATM, and other customer account fees.

Noninterest expense decreased by $725,000, or 2.7 percent, to $26.0 million for the first six months of 2022, from $26.7 million for the first six months of 2021. The decrease was mainly related to a decrease in debt extinguishment expense and other non-interest expense. The Company recognized an expense of $734,000 for a loss on extinguishment of debt related to the prepayment of higher-cost FHLB borrowings in the first six months of 2021. There was no comparable expense in the first six months of 2022. Salaries and employee benefits expense increased by $394,000, or 3.0 percent, to $13.4 million for the first six months of 2022, from $13.0 million for the first six months of 2021. The increase mainly related to payments made to the estate of former Chief Financial Officer, Thomas Keating and normal compensation increases. The number of full-time equivalent employees for the first six months of 2022 was 302 compared to 300 for the same period of 2021.

The income tax provision increased by $2.0 million, or 31.9 percent, to $8.3 million for the first six months of 2022, from $6.3 million for the first six months of 2021. The increase in the income tax provision was a result of higher taxable income for the first six months of 2022, as compared with that same period for 2021. The consolidated effective tax rate for the first six months of 2022 was 29.3 percent compared to 29.4 percent for the first six months of 2021.

Asset Quality

The Bank had non-accrual loans totaling $9.2 million, or 0.35 percent of gross loans at June 30, 2022, as compared to $14.9 million, or 0.64 percent of gross loans at December 31,2021 and $22.2 million, or 0.94 percent of gross loans at June 30, 2021. The allowance for loan losses was $34.1 million, or 1.28 percent of gross loans at June 30, 2022, $37.1 million or 1.58 percent of gross loans at December 31,2021and $37.5 million, or 1.59 percent of gross loans at June 30, 2021. The allowance for loan losses was 370.7 percent of non-accrual loans at June 30, 2022, 249.3 percent of non-accrual loans at December 31,2021and 169.0 percent of non-accrual loans at June 30, 2021.

Performing troubled debt restructured (“TDR”) loans that were not included in non-accrual loans at June 30, 2022, were $11.0 million, compared to $12.4 million at December 31, 2021. Borrowers who are in financial difficulty and who have been granted concessions (excluding COVID-19 modifications) that may include interest rate reductions, term extensions, or payment alterations, are categorized as TDR loans.

BCBP Reports Second Quarter 2022 Earnings

July 21, 2022

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 29 branch offices in Bayonne, Carteret, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and three branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the inability to close loans in our pipeline; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; supply chain disruptions; the COVID-19 pandemic or any similar future pandemic and the related adverse local and national economic consequences; civil unrest in the communities that the company serves; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports Second Quarter 2022 Earnings

July 21, 2022

	Statements of Income - Three Months Ended,
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022 vs. March 31, 2022	June 30, 2022 vs. June 30, 2021

	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$28,781	$26,321	$26,888	9.3%	7.0%
Mortgage-backed securities	47	159	167	-70.4%	-71.9%
Other investment securities	939	948	747	-0.9%	25.7%
FHLB stock and other interest earning assets	694	296	202	134.5%	243.6%

Total interest and dividend income	30,461	27,724	28,004	9.9%	8.8%

Interest expense:
Deposits:
Demand	946	758	1,150	24.8%	-17.7%
Savings and club	110	108	127	1.9%	-13.4%
Certificates of deposit	849	980	1,639	-13.4%	-48.2%

	1,905	1,846	2,916	3.2%	-34.7%
Borrowings	815	806	1,024	1.1%	-20.4%

Total interest expense	2,720	2,652	3,940	2.6%	-31.0%

Net interest income	27,741	25,072	24,064	10.6%	15.3%
(Reversal) provision for loan losses	—	(2,575)	2,295	-100.0%	-100.0%

Net interest income after provision for loan losses	27,741	27,647	21,769	0.3%	27.4%

Non-interest income:
Fees and service charges	1,213	1,214	1,029	-0.1%	17.9%
Gain on sales of loans	43	65	218	-33.8%	-80.3%
Loss on sale of impaired loans	—	—	(64)
Gain on sale of premises	—	—	371
Realized and unrealized (loss) gain on equity investments	(2,302)	(2,685)	499	-14.3%	-561.3%
BOLI income	686	755	729	-9.1%	-5.9%
Other	47	51	38	-7.8%	23.7%

Total non-interest income	(313)	(600)	2,820	-47.8%	-111.1%

Non-interest expense:
Salaries and employee benefits	6,715	6,736	6,512	-0.3%	3.1%
Occupancy and equipment	2,673	2,695	2,668	-0.8%	0.2%
Data processing and communications	1,469	1,465	1,527	0.3%	-3.8%
Professional fees	489	494	491	-1.0%	-0.4%
Director fees	296	321	310	-7.8%	-4.5%
Regulatory assessment fees	244	304	314	-19.7%	-22.3%
Advertising and promotions	254	141	109	80.1%	133.0%
Other real estate owned, net	4	1	19	300.0%	-78.9%
Loss from extinguishment of debt	—	—	194		-100.0%
Other	912	802	1,013	13.7%	-10.0%

Total non-interest expense	13,056	12,959	13,157	0.7%	-0.8%

Income before income tax provision	14,372	14,088	11,432	2.0%	25.7%
Income tax provision	4,209	4,136	3,382	1.8%	24.5%

Net Income	10,163	9,952	8,050	2.1%	26.2%
Preferred stock dividends	138	276	284	-49.9%	-51.4%

Net Income available to common stockholders	$10,025	$9,676	$7,766	3.6%	29.1%

Net Income per common share-basic and diluted
Basic	$0.59	$0.57	$0.45	3.5%	31.1%

Diluted	$0.58	$0.56	$0.45	2.9%	28.0%

Weighted average number of common shares outstanding
Basic	16,997	16,980	17,126	0.1%	-0.8%

Diluted	17,404	17,343	17,282	0.4%	0.7%

BCBP Reports Second Quarter 2022 Earnings

July 21, 2022

	Statements of Income - Six Months Ended,
	June 30, 2022	June 30, 2021	June 30, 2022 vs. June 30, 2021

	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$55,102	$53,751	2.5%
Mortgage-backed securities	206	373	-44.8%
Other investment securities	1,887	1,531	23.3%
FHLB stock and other interest earning assets	990	424	133.5%

Total interest and dividend income	58,185	56,079	3.8%

Interest expense:
Deposits:
Demand	1,704	2,348	-27.4%
Savings and club	218	245	-11.0%
Certificates of deposit	1,829	3,631	-49.6%

	3,751	6,224	-39.7%
Borrowings	1,621	2,229	-27.3%

Total interest expense	5,372	8,453	-36.4%

Net interest income	52,813	47,626	10.9%
(Reversal) provision for loan losses	(2,575)	4,160	-161.9%

Net interest income after provision for loan losses	55,388	43,466	27.4%

Non-interest income:
Fees and service charges	2,427	2,140	13.4%
Gain on sales of loans	108	492	-78.0%
Loss on sale of impaired loans	—	(64)	-100.0%
Realized and unrealized (loss) gain on equity investments	(4,987)	303	-1745.9%
BOLI income	1,441	1,430	0.8%
Gain on sale of premises	—	371	-100.0%
Other	98	98	0.0%

Total non-interest income	(913)	4,770	-119.1%

Non-interest expense:
Salaries and employee benefits	13,451	13,057	3.0%
Occupancy and equipment	5,368	5,621	-4.5%
Data processing and communications	2,934	2,982	-1.6%
Professional fees	983	903	8.9%
Director fees	617	557	10.8%
Regulatory assessments	548	690	-20.6%
Advertising and promotions	395	193	104.7%
Other real estate owned, net	5	23	-78.3%
Loss from extinguishment of debt	—	734	-100.0%
Other	1,714	1,980	-13.4%

Total non-interest expense	$26,015	$26,740	-2.7%

Income before income tax provision	28,460	21,496	32.4%
Income tax provision	8,345	6,329	31.9%

Net Income	20,115	15,167	32.6%
Preferred stock dividends	414	567	-27.0%

Net Income available to common stockholders	$19,701	$14,600	34.9%

Net Income per common share-basic and diluted
Basic	$1.16	$0.85	36.4%

Diluted	$1.13	$0.85	33.4%

Weighted average number of common shares outstanding
Basic	16,989	17,120	-0.8%

Diluted	17,375	17,257	0.7%

BCBP Reports Second Quarter 2022 Earnings

July 21, 2022

Statements of Financial Condition	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022 vs. March 31, 2022	June 30, 2022 vs. June 30, 2021

	(In Thousands, Unaudited)
ASSETS
Cash and amounts due from depository institutions	$10,182	$8,448	$9,039	20.5%	12.6%
Interest-earning deposits	195,990	388,205	319,218	-49.5%	-38.6%

Total cash and cash equivalents	206,172	396,653	328,257	-48.0%	-37.2%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	86,749	86,307	83,543	0.5%	3.8%
Equity investments	18,968	21,269	20,841	-10.8%	-9.0%
Loans held for sale	5	325	3,154	-98.5%	-99.8%
Loans receivable, net of allowance for loan losses of $34,113, $33,980 and $37,472, respectively	2,620,630	2,395,930	2,312,559	9.38%	13.32%
Federal Home Loan Bank of New York stock, at cost	6,781	6,128	8,881	10.7%	-23.6%
Premises and equipment, net	11,075	11,646	13,819	-4.9%	-19.9%
Accrued interest receivable	10,315	9,593	10,621	7.5%	-2.9%
Other real estate owned	75	75	414	0.0%	-81.9%
Deferred income taxes	13,583	13,016	13,778	4.4%	-1.4%
Goodwill and other intangibles	5,406	5,417	5,458	-0.2%	-1.0%
Operating lease right-of-use asset	12,194	11,883	13,980	2.6%	-12.8%
Bank-owned life insurance (“BOLI”)	70,426	73,240	70,963	-3.8%	-0.8%
Other assets	9,657	8,093	8,187	19.3%	18.0%

Total Assets	$3,072,771	$3,040,310	$2,895,190	1.1%	6.1%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing deposits	$595,167	$621,402	$492,014	-4.2%	21.0%
Interest bearing deposits	2,059,863	2,009,773	1,953,800	2.5%	5.4%

Total deposits	2,655,030	2,631,175	2,445,814	0.9%	8.6%
FHLB advances	86,986	71,848	128,436	21.1%	-32.3%
Subordinated debentures	37,391	37,333	37,159	0.2%	0.6%
Operating lease liability	12,496	12,180	14,256	2.6%	-12.3%
Other liabilities	9,231	11,615	11,001	-20.5%	-16.1%

Total Liabilities	2,801,134	2,764,151	2,636,666	1.3%	6.2%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—
Additional paid-in capital preferred stock	16,563	26,213	25,723	-36.8%	-35.6%
Common stock: no par value, 40,000 shares authorized	—	—	—
Additional paid-in capital common stock	194,567	194,222	192,968	0.2%	0.8%
Retained earnings	95,393	88,132	68,123	8.2%	40.0%
Accumulated other comprehensive loss	(2,997)	(1,275)	(93)	135.1%	3122.6%
Treasury stock, at cost	(31,889)	(31,133)	(28,197)	2.4%	13.1%

Total Stockholders’ Equity	271,637	276,159	258,524	-1.6%	5.1%

Total Liabilities and Stockholders’ Equity	$3,072,771	$3,040,310	$2,895,190	1.1%	6.1%

Outstanding common shares	16,960	16,985	17,077

BCBP Reports Second Quarter 2022 Earnings

July 21, 2022

	Three Months Ended June 30,
	2022			2021
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)

	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$2,517,283	$28,781	4.57%	$2,343,775	$26,888	4.59%
Investment Securities	107,132	986	3.68%	105,520	914	3.46%
FHLB stock and other interest-earning assets	344,510	694	0.81%	322,966	202	0.25%

Total Interest-earning assets	2,968,926	30,461	4.10%	2,772,262	28,004	4.04%
Non-interest-earning assets	107,156			107,412
Total assets	$3,076,081			$2,879,673

Interest-bearing liabilities:
Interest-bearing demand accounts	$796,227	$569	0.29%	$631,568	$703	0.45%
Money market accounts	356,062	376	0.42%	335,877	447	0.53%
Savings accounts	346,432	110	0.13%	315,210	127	0.16%
Certificates of Deposit	565,479	850	0.60%	676,163	1,639	0.97%

Total interest-bearing deposits	2,064,199	1,905	0.37%	1,958,818	2,916	0.60%
Borrowed funds	109,436	815	2.98%	170,433	1,024	2.40%

Total interest-bearing liabilities	2,173,636	2,720	0.50%	2,129,250	3,940	0.74%
Non-interest-bearing liabilities	631,430			494,929

Total liabilities	2,805,066			2,624,179
Stockholders’ equity	271,015			255,494

Total liabilities and stockholders’ equity	$3,076,081			$2,879,673

Net interest income		$27,741			$24,064

Net interest rate spread(1)			3.60%			3.30%

Net interest margin(2)			3.74%			3.47%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for loan losses.
(5)	Includes non-accrual loans which are immaterial to the yield

BCBP Reports Second Quarter 2022 Earnings

July 21, 2022

	Six Months Ended June 30,
	2022			2021
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)

	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4) (5)	$2,431,043	$55,102	4.53%	$2,335,051	$53,751	4.60%
Investment Securities	108,024	2,093	3.88%	109,967	1,904	3.46%
FHLB stock and other interest-earning assets	395,512	990	0.50%	293,827	424	0.29%

Total Interest-earning assets	2,934,580	58,185	3.97%	2,738,845	56,079	4.10%
Non-interest-earning assets	104,666			108,486
Total assets	$3,039,245			$2,847,331

Interest-bearing liabilities:
Interest-bearing demand accounts	$751,396	$967	0.26%	$621,287	$1,460	0.47%
Money market accounts	350,842	736	0.42%	326,565	888	0.54%
Savings accounts	341,531	218	0.13%	309,010	245	0.16%
Certificates of Deposit	588,518	1,828	0.62%	679,550	3,631	1.07%

Total interest-bearing deposits	2,032,286	3,751	0.37%	1,936,413	6,224	0.64%
Borrowed funds	109,272	1,621	2.97%	188,096	2,229	2.37%

Total interest-bearing liabilities	2,141,558	5,372	0.50%	2,124,509	8,453	0.80%
Non-interest-bearing liabilities	626,520			469,808

Total liabilities	2,768,078			2,594,317
Stockholders’ equity	271,168			253,014

Total liabilities and stockholders’ equity	$3,039,245			$2,847,331

Net interest income		$52,813			$47,626

Net interest rate spread(1)			3.46%			3.30%

Net interest margin(2)			3.60%			3.48%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for loan losses.
(5)	Includes non-accrual loans which are immaterial to the yield

BCBP Reports Second Quarter 2022 Earnings

July 21, 2022

	Financial Condition data by quarter
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021

	(In thousands, except book values)
Total assets	$3,072,771	$3,040,310	$2,967,528	$2,983,787	$2,895,190
Cash and cash equivalents	206,172	396,653	411,629	442,938	328,257
Securities	105,717	107,576	110,373	106,137	104,384
Loans receivable, net	2,620,630	2,395,930	2,304,942	2,289,854	2,312,559
Deposits	2,655,030	2,631,175	2,561,402	2,541,405	2,445,814
Borrowings	124,377	109,181	108,986	155,790	165,595
Stockholders’ equity	271,637	276,159	274,024	263,081	258,524
Book value per common share[1]	$15.02	$14.72	$14.47	$13.93	$13.63
Tangible book value per common share[2]	$14.71	$14.41	$14.16	$13.62	$13.32

	Operating data by quarter
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021

	(In thousands, except for per share amounts)
Net interest income	$27,741	$25,072	$25,154	$24,613	$24,064
(Reversal) provision for loan losses	—	(2,575)	(985)	680	2,295
Non-interest income	(313)	(600)	2,608	1,317	2,820
Non-interest expense	13,056	12,959	13,707	13,528	13,157
Income tax expense	4,209	4,136	4,289	3,400	3,382

Net income	$10,163	$9,952	$10,751	$8,322	$8,050

Net income per diluted share	$0.58	$0.56	$0.61	$0.47	$0.45

Common Dividends declared per share	$0.16	$0.16	$0.16	$0.16	$0.14

	Financial Ratios3
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
Return on average assets	1.32%	1.33%	1.42%	1.13%	1.12%
Return on average stockholder’s equity	15.00%	14.67%	16.25%	12.84%	12.60%
Net interest margin	3.74%	3.46%	3.44%	3.46%	3.47%
Stockholder’s equity to total assets	8.84%	9.08%	9.23%	8.82%	8.93%
Efficiency Ratio[4]	47.60%	52.95%	49.37%	52.17%	48.94%

	Asset Quality Ratios
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021

	(In thousands, except for ratio %)
Non-Accrual Loans	$9,201	$9,232	$14,889	$20,725	$22,174
Non-Accrual Loans as a % of Total Loans	0.35%	0.38%	0.64%	0.89%	0.94%
ALLL as % of Non-Accrual Loans	370.7%	368.1%	249.3%	184.1%	169.0%
Impaired Loans	$42,411	$40,955	$49,382	$58,863	$62,281
Classified Loans	$31,426	$29,850	$39,157	$48,547	$51,926

(1)	Calculated by dividing stockholders’ equity, less preferred equity, to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports Second Quarter 2022 Earnings

July 21, 2022

	Recorded Investment in Loans Receivable by quarter
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021

	(In thousands)
Residential one-to-four family	$235,883	$233,251	$224,534	$224,330	$229,365
Commercial and multi-family	2,030,597	1,804,815	1,720,174	1,739,976	1,714,848
Construction	155,070	141,082	153,904	149,076	181,312
Commercial business	181,868	198,216	191,139	161,416	172,129
Home equity	51,808	52,279	50,469	52,109	53,333
Consumer	2,656	2,726	3,717	2,730	459

	$2,657,882	$2,432,369	$2,343,937	$2,329,637	$2,351,446
Less:
Deferred loan fees, net	(3,139)	(2,459)	(1,876)	(1,627)	(1,415)
Allowance for loan loss	(34,113)	(33,980)	(37,119)	(38,156)	(37,472)

Total loans, net	$2,620,630	$2,395,930	$2,304,942	$2,289,854	$2,312,559

	Non-Accruing Loans in Portfolio by quarter
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021

	(In thousands)
Residential one-to-four family	$267	$278	$282	$455	$464
Commercial and multi-family	757	757	8,601	13,322	14,673
Construction	3,043	2,954	2,847	2,787	2,787
Commercial business	5,104	5,243	3,132	4,128	4,216
Home equity	30	—	27	33	34

Total:	$9,201	$9,232	$14,889	$20,725	$22,174

BCBP Reports Second Quarter 2022 Earnings

July 21, 2022

Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021

	(In thousands, except per share amounts)
Total Stockholders’ Equity	$271,637	$276,159	$274,024	$263,081	$258,524
Less: goodwill	5,252	5,252	5,252	5,252	5,252
Less: preferred stock	16,563	26,213	28,923	25,723	25,723

Total tangible common stockholders’ equity	249,822	244,694	239,849	232,106	227,549
Shares common shares outstanding	16,984	16,984	16,940	17,036	17,077
Book value per common share	$15.02	$14.72	$14.47	$13.93	$13.63

Tangible book value per common share	$14.71	$14.41	$14.16	$13.62	$13.32

	Efficiency Ratios
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021

	(In thousands, except for ratio %)
Net interest income	$27,741	$25,072	$25,154	$24,613	$24,064
Non-interest income	(313)	(600)	2,608	1,317	2,820

Total income	27,428	24,472	27,762	25,930	26,884
Non-interest expense	13,056	12,959	13,707	13,528	13,157

Efficiency Ratio	47.60%	52.95%	49.37%	52.17%	48.94%

	Distribution of Deposits by quarter
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021

	(In thousands)
Demand:
Non-Interest Bearing	$595,167	$621,403	$588,207	$544,619	$492,014
Interest Bearing	810,535	724,020	668,262	644,453	619,163
Money Market	360,356	354,302	337,126	351,508	344,512

Sub-total:	$1,766,058	$1,699,725	$1,593,595	$1,540,580	$1,455,689
Savings and Club	347,279	341,529	329,724	326,807	316,244
Certificates of Deposit	541,693	589,921	638,083	674,018	673,881

Total Deposits:	$2,655,030	$2,631,175	$2,561,402	$2,541,405	$2,445,814